UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: March 5, 2012

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of Incorporation)	(Commission file number)	(IRS employer identification no.)

4500 College Blvd, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 5, 2012, Empire Energy Corporation International issued a press release, as follows:

Empire announces option to buy Coleridge Resources Inc, which has proven SEC compliant coal reserves and completes JV with Alpha Prospects Plc on applications for Tasmania Basin black coal through Alpha Prospects Australia Pty Ltd

LEAWOOD, Kan. Monday 05th March, 2012 /PRNewswire-First Call/ -- Empire Energy Corporation International (Empire) (Pink Sheets: EEGC.pk - News) Empire announced it has entered into a 6 month exclusive option agreement to purchase, for $35 Million USD, subject to terms and conditions, including $100,000USD option fee which is due, identified in our intended 8K filing, a 100% interest in the assets and securities in Coleridge Resources Inc (Coleridge), a USA Delaware Corporation. Coleridge owns 119 coal Patents in Kentucky USA, with measured, indicated and inferred reserves of 172.1 million tons of Central Appalachian coal, identified in an April 2010 Evaluation Reserve Report which is compliant with SEC standards for inclusion in an SEC registration statement. Empire intends to supply the technical exploration and mining expertise and is negotiating with a third party, which intends to arrange the development finance and coking coal purchase contracts for the project. It is proposed to blend the Tasmanian and Kentucky coals at the point of sale. The project will complement and enhance, mainly through drilling and seismic, the oil and gas exploration initiatives and broaden the South Korean commercial relationships.

Following on from its previous press release on Feb 17th, a London based Plus Market listed public company, Alpha Prospects Plc (Alpha) [APHP:PZ] has agreed, subject to certain conditions, that it will issue 49 million new shares to Empire representing 26.6% of the enlarged capital of Alpha.  This agreement between Empire and Alpha will be lodged with the SEC as an 8K filing. Alpha will retain 25% in its original 100% interest in Alpha Prospects Australia Pty Ltd after Empire deploys $2 million USD in drilling and seismic surveys to prove up resources and reserves to a Joint Ore Reserves Committee (JORC) code and reporting standards. Empire will then have earned a 75% interest in Alpha Prospects Australia Pty Ltd post-execution. Alpha Prospects Australia Pty Ltd has been established by Empire on behalf of Alpha, with registered offices in Tasmania and subject to licenses being granted, funding and proving of reserves, expects to share in the returns on the possible sale of potential 10 million tonnes a year of processed coking coal to Asia, at current prices of $235 USD FOB per tonne of coking coal, making projected estimated gross sales receipts of $2.35 Billion per year at todays prices, should the JV prove to Australian JORC code and successfully mine and beneficiate the coal to international coking coal standards.

Empire CEO, Mr Malcolm Bendall said “I am currently in South Korea finalizing several commercial deals for Empire and I was pleased to have Christopher Foster, the CEO of Alpha with me to assist. Christopher having gained approval at Alpha’s AGM of the Coleridge agreement, a condition precedent before negotiating our Coleridge Purchase contract, enabled us to sign off on the contract whilst we were all in South Korea.

Preliminary scoping studies being coordinated by Empire’s Vice Chairman David Villarreal and Rob Osborn on the mining and transport of Kentucky coal to the Long Beach port in California have been encouraging. It is intended to blend the Kentucky and Tasmanian coals at point of sale. With central appellation thermal Kentucky coal, at $60 a tonne, Australian thermal coal at $111 USD FOB and coking coal at $235 USD FOB a tonne, we believe our new coal ventures, established on the foundations of our $50 million USD Tasmania Basin research program. This program carried out over the last 30 years, which included vitrinite reflectance and geochemical analyses of cored and outcropping coals and the combination of 15 years of work by Coleridge in consolidating and quantifying to SEC requirements the Kentucky coal. Tasmania already has pre Joint Ore Reserves Committee (JORC) code 500 million tonnes of coal (over 50 years supply at 10 Million Tonnes a year) and Empire intends to identify and exploit further reserves subject to satisfactory JV arrangements. We think we can exploit 10 million tonnes a year shipped by 400,000t Brazilian bulk carriers.

Empires subsidiary company, Great South Land Minerals Ltd drilling program is still planned to start on 2nd April and the mud loggers and engineers have arrived. We intend to drill as soon as we get the go ahead from the Tasmanian state government departments.”

This Press Release contained forward-looking statements based on our current expectations about our company and our industry.  You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire’s ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int’l, please refer to its 10-KSB and 10 QSB reports filed with the U.S. Securities and Exchange Commission.

Contact: Malcolm Bendall

+61 3 6231 3529

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Dated: March 5, 2012

By: /s/ Malcolm Bendall

Mr. Malcolm Bendall

Chief Executive Officer

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